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                                                                      EXHIBIT 12
                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                  1996       1995       1994      1993      1992
                                                --------   --------   --------   -------   -------
                                                                  (IN THOUSANDS)
A.   Income before income taxes, extraordinary
       items and the cumulative effect of a
       change in accounting for income
       taxes..................................  $ 83,071   $ 64,793   $ 45,570   $30,566   $21,532
     Fixed charges:
       Interest expense......................... 179,300    146,960     90,902    66,357    67,389
       1/3 Rent expense........................    2,350      2,058      1,701     1,440     1,348
                                                --------   --------   --------   -------   -------
B.   Total fixed charges......................   181,650    149,018     92,603    67,797    68,737
                                                --------   --------   --------   -------   -------
C.   Sum of A and B...........................  $264,721   $213,811   $138,173   $98,363   $90,269
                                                ========   ========   ========   =======   =======
     Ratio of earnings to fixed charges
     (C/B)....................................      1.46       1.43       1.49      1.45      1.31